UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2026

ANNEXON, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39402	27-5414423
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 Sierra Point Parkway, Bldg C, Suite 200

Brisbane, California 94005

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 822-5500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ANNX	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Director Resignation

On August 10, 2026, Muneer Satter, a member of the board of directors (the “Board”) of Annexon, Inc. (the “Company”), notified the Company of his resignation as a member of the Board and as a member of the audit committee of the Board (the “Audit Committee”) and as chair of the nominating and corporate governance committee of the Board (the “Nominating Committee”), effective immediately prior to the appointment of a replacement director, Mark S. Blumenkranz, M.D., M.S.S., to the Board. The Company’s management and the Board thank Mr. Satter for his more than eleven years of distinguished service on the Board and many positive contributions to the Company.

Mr. Satter’s resignation was not the result of any disagreement with the Company on any matter related to the Company’s operations, policies, practices or strategy, the Company’s management or the Board.

(d) Director Appointment

On August 10, 2026, the Board, based on the recommendation of the Nominating Committee, appointed Mark S. Blumenkranz, M.D., M.S.S., to the Board, effective immediately (the “Effective Date”). Dr. Blumenkranz will serve as a Class II director with a term expiring at the 2028 annual meeting of stockholders and until his successor has been elected and qualified. Dr. Blumenkranz was also appointed as a member of the Audit Committee and Science and Technology committee of the Board.

Pursuant to the Company’s non-employee director compensation program (the “NEDC Program”), as a non-employee director, Dr. Blumenkranz will receive (i) a $40,000 annual retainer for his service on the Board, and (ii) on the date of each annual stockholder meeting, an automatic grant of a stock option to purchase 65,000 shares of common stock under the Company’s 2020 Incentive Award Plan (the “2020 Plan”), which vests on the earlier of the first anniversary of the date of grant or the date of the next annual stockholder’s meeting. On the Effective Date, and in lieu of the automatic initial stock option grant set forth in the Company’s NEDC Program, Dr. Blumenkranz was also granted a stock option to purchase 175,000 shares of common stock under the 2020 Plan.

In addition, Dr. Blumenkranz has entered into the Company’s standard indemnification and advancement agreement for directors and executive officers, the form of which was filed as Exhibit 10.10 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on March 30, 2026. There is no arrangement or understanding between Dr. Blumenkranz and any other person pursuant to which he was selected as a director, and there is no family relationship between Dr. Blumenkranz and any of the Company’s other directors or executive officers. The Company is not aware of any transaction involving Dr. Blumenkranz requiring disclosure under Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

On August 10, 2026, the Company issued a press release announcing the resignation of Mr. Satter from the Board and the appointment of Dr. Blumenkranz to the Board. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

The information furnished under this Item 7.01 (including Exhibit 99.1), shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information in this Item 7.01 (including Exhibit 99.1) shall not be deemed incorporated by reference into any filing with the SEC made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing, except as expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release, dated August 10, 2026, titled “Annexon Appoints Renowned Retinal Surgeon and Biotechnology Entrepreneur Mark S. Blumenkranz, M.D., M.M.S. to its Board of Directors”.

104.1	Cover Page Interactive Data File, formatted in inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 10, 2026		Annexon, Inc.

	By:	/s/ Jennifer Lew
Jennifer Lew
Executive Vice President and Chief Financial Officer